CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this registration statement on Form N-1A (the "Registration Statement") of our report dated December 11, 2003, relating to the financial statements and financial highlights appearing in the October 31, 2003 Annual Report to Shareholders of Columbia Global Equity Fund (formerly Liberty Newport Global Equity Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
March 1, 2004